Exhibit 99.2

Dear Home Federal Bank Customer:

I am pleased to tell you about an investment opportunity and, just as importantly, to request your vote. Pursuant to a Plan of Conversion and Reorganization (the “Plan”), our organization will convert from a partially public mutual holding company structure to a fully public stock holding company form of organization. To accomplish this conversion, Home Federal Bancorp, Inc. of Louisiana, which is a recently formed Louisiana Corporation organized to become the new parent company of Home Federal Bank, is conducting an offering of shares of common stock. Enclosed you will find a Prospectus, a Proxy Statement and a Questions and Answers Brochure with important information about the Plan, the proxy vote and the stock offering.

THE PROXY VOTE:
Your vote is extremely important for us to meet our goals. Although we have received conditional regulatory approval, the Plan is also subject to approval by Home Federal Bank’s customers. NOT VOTING YOUR ENCLOSED PROXY CARD(S) WILL HAVE THE SAME EFFECT AS VOTING “AGAINST” THE PROPOSAL. Note that you may receive more than one Proxy Card, depending on the ownership structure of your accounts at Home Federal Bank. Please vote all the Proxy Cards you receive – none are duplicates! To cast your vote, please sign each Proxy Card and return the card(s) in the Proxy Reply Envelope provided. Alternatively, you may vote by telephone or Internet by following the instructions on the Proxy Card. Our Board of Directors urges you to vote “FOR” the Plan.
Please note:

■	The proceeds resulting from the sale of stock will allow us to grow and to expand our services.

■	The account number, interest rate and other terms of your existing deposit accounts and loans will not change as a result of the conversion. Your deposit accounts will continue to be insured by the FDIC, up to the maximum legal limits.

■	You will continue to enjoy the same services with the same banking offices and staff.

■	Voting does not obligate you to purchase shares of common stock in our offering.

THE STOCK OFFERING:
As an eligible Home Federal Bank customer, you have non-transferable rights, but no obligation, to purchase shares of common stock during our Subscription Offering, before any shares are made available for sale to the general public. The common stock is being offered at $10.00 per share, and there will be no sales commission charged to purchasers during the offering.

Please read the enclosed materials carefully. If you are interested in purchasing shares of common stock, complete the enclosed stock order form and return it, with full payment, in the Stock Order Reply Envelope provided. Stock order forms and full payment must be received (not postmarked) by 2:00 p.m., Central time, on             , 2010. If you are considering purchasing stock with funds you have in an IRA or other retirement account, please call our Stock Information Center promptly for guidance, because these orders require additional processing time.

I invite you to consider this opportunity to share in our future and, together with our Board of Directors, I thank you for your continued support as a Home Federal Bank customer.

Sincerely,

Daniel R. Herndon
Chairman, President and Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Questions?
Call our Stock Information Center, toll-free, at 1-(    )    -     ,
from 10:00 a.m. to 4:00 p.m., Central time, Monday through Friday, except weekends and bank holidays.

M

Dear Friend:

I am pleased to tell you about an opportunity to invest in Home Federal Bancorp, Inc. of Louisiana, which is a recently formed Louisiana Corporation organized to become the new parent company of Home Federal Bank. Home Federal Bancorp, Inc. of Louisiana is offering shares of its common stock for sale at $10.00 per share. No sales commission will be charged to purchasers during the offering.

Our records indicate that you were a depositor of Home Federal Bank at the close of business on June 30, 2009 or             , 2010, whose account(s) was/were closed thereafter. As such, you have non-transferable rights, but no obligation, to subscribe for shares of common stock during our Subscription Offering, before any shares are made available for sale to the general public.

Please read the enclosed materials carefully. If you are interested in purchasing shares of common stock, complete the enclosed stock order form and return it, with full payment, in the Stock Order Reply Envelope provided. Stock order forms and full payment must be received (not postmarked) by 2:00 p.m., Central time, on             , 2010. If you are considering purchasing stock with funds you have in an IRA or other retirement account, please call our Stock Information Center promptly for guidance, because these orders require additional processing time.

If you have questions about our organization or purchasing shares, please refer to the enclosed Prospectus and Questions and Answers Brochure, or call our Stock Information Center at the number shown below.

I invite you to consider this opportunity to share in our future as a Home Federal Bancorp, Inc. of Louisiana shareholder.

Sincerely,

Daniel R. Herndon
Chairman, President and Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Questions?
Call our Stock Information Center, toll-free, at 1-(    )    -     ,
from 10:00 a.m. to 4:00 p.m., Central time, Monday through Friday, except weekends and bank holidays.

F

Dear Friend:

I am pleased to tell you about an opportunity to invest in Home Federal Bancorp, Inc. of Louisiana, which is a recently formed Louisiana Corporation organized to become the new parent company of Home Federal Bank. Home Federal Bancorp, Inc. of Louisiana is offering shares of its common stock for sale at $10.00 per share. No sales commission will be charged to purchasers during the offering.

Please read the enclosed materials carefully. If you are interested in purchasing shares of common stock, complete the enclosed stock order form and return it, with full payment, in the Stock Order Reply Envelope provided. Stock order forms and full payment must be received (not postmarked) by 2:00 p.m., Central time, on             , 2010. If you are considering purchasing stock with funds you have in an IRA or other retirement account, please call our Stock Information Center promptly for guidance, because these orders require additional processing time.

If you have questions about our organization or purchasing shares, please refer to the enclosed Prospectus and Questions and Answers Brochure, or call our Stock Information Center at the number shown below.

I invite you to consider this opportunity to share in our future as a Home Federal Bancorp, Inc. of Louisiana shareholder.

Sincerely,

Daniel R. Herndon
Chairman, President and Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Questions?
Call our Stock Information Center, toll-free, at 1-(    )    -     ,
from 10:00 a.m. to 4:00 p.m., Central time, Monday through Friday, except weekends and bank holidays.

C

Stifel Nicolaus

Dear Sir/Madam:

At the request of Home Federal Bancorp, Inc. of Louisiana, we are enclosing materials regarding the offering of shares of Home Federal Bancorp, Inc. of Louisiana common stock. Included in this package is a Prospectus describing the stock offering. We encourage you to read the enclosed information carefully, including the “Risk Factors” section of the Prospectus.

Stifel, Nicolaus & Company, Incorporated has been retained by Home Federal Bancorp, Inc. of Louisiana as its selling agent in connection with the stock offering.

Sincerely,

Stifel Nicolaus

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

BD

Office of Thrift Supervision Guidance for Accountholders

Your financial institution is in the process of selling stock to the public, in either a mutual-to-stock conversion or a stock issuance by a subsidiary of a mutual holding company. As an accountholder at this institution, you have certain priority subscription rights to purchase stock in the offering. These priority subscription rights are non-transferable. If you subscribe for stock, you will be asked to sign a statement that the purchase is for your own account, and that you have no agreement or understanding regarding the subsequent sale or transfer of any shares you receive.

On occasion, unscrupulous people attempt to persuade accountholders to transfer subscription rights, or to purchase shares in the offering based on the understanding that the shares will subsequently be transferred to others. Such arrangements violate federal regulations. If you participate in these schemes, you are breaking the law and may be subject to prosecution. If someone attempts to persuade you to participate in such a scheme, please contact the Office of Thrift Supervision (OTS) Consumer Response Center, toll-free, at (800) 842-6929. The OTS is very interested in ensuring that the prohibitions on transfer of subscription rights are not violated.

How will you know if you are being approached illegally? Typically, a fraudulent opportunist will approach you and offer to “loan” you money to purchase a significant amount of stock in the offering. In exchange for that “loan” you most likely will be asked either to transfer control of any stock purchased with that money to an account the other person controls, or sell the stock and give the majority of the profits to the other person. You may be told, untruthfully, that there is no risk to you, that the practice is common, and even if you are caught, that your legal expenses will be covered.

On the back of this page is a list of some key concepts that you should keep in mind when considering whether to participate in a mutual-to-stock conversion or stock issuance by a mutual holding company subsidiary. If you have questions, please contact the Stock Information Center phone number, listed elsewhere in the literature you are receiving. Alternatively, you can contact us at: ombudsman@ots.treas.gov.

O
(over)

What Investors Need to Know

Key concepts for investors to bear in mind when considering whether to participate in a conversion offering, or a stock offering by a subsidiary of a mutual holding company, include the following:

•	Know the Rules — By law, accountholders cannot sell or transfer their priority subscription rights, or the stock itself, prior to the completion of a financial institution’s conversion. Moreover, accountholders cannot enter into agreements or arrangements to sell or transfer either their subscription rights or the underlying conversion stock.

•	“Neither a Borrower nor a Lender Be” — If someone offers to lend you money so that you can participate — or participate more fully — in a conversion, be extremely wary. Be even more wary if the source of the money is someone you do not know. The loan agreement may make you unable to certify truthfully that you are the true holder of the subscription rights and the true purchaser of the stock and that you have no agreements regarding the sale or transfer of the stock.

•	Watch Out for Opportunists — The opportunist may tell you that he or she is a lawyer — or a consultant or a professional investor or some similarly impressive tale — who has experience with similar mutual conversion transactions. The opportunist may go to extreme lengths to assure you that the arrangement you are entering into is legitimate. They might tell you that they have done scores of these transactions and that this is simply how they work. Or they might downplay the warnings or restrictions in the prospectus or order form, telling you that “everyone” enters into such agreements or that the deal they are offering is legitimate. They may also tell you that you have no risk in the transaction. The cold, hard truth is that these are lies, and if you participate, you are breaking the law.

•	Get the Facts from the Source — If you have any questions about the securities offering, ask the savings bank or savings association for more information. If you have any doubts about a transaction proposed to you by someone else, ask the financial institution whether the proposed arrangement is proper. You may be able to find helpful resources on the institution’s website or by visiting a branch office.

The bottom line for investors is always to remember that if an opportunity sounds too good to be true, it probably is too good to be true.

IMPORTANT NOTICE

THIS PACKAGE INCLUDES
PROXY CARD(S)
REQUIRING YOUR VOTE.

IF MORE THAN ONE PROXY
CARD IS ENCLOSED,
PLEASE PROMPTLY VOTE
EACH CARD.
NONE ARE DUPLICATES!

THANK YOU.

  PF

If you have not yet voted the Proxy Card(s) we recently mailed to you in a large white package,
please vote the enclosed replacement Proxy Card.

Vote by mail using the enclosed envelope,
or use the telephone or Internet voting instructions on the Proxy Card.

You may receive a courtesy telephone call.
Please feel free to ask questions of our agent.

PLEASE JOIN YOUR BOARD OF DIRECTORS IN VOTING “FOR”
THE PLAN OF CONVERSION AND REORGANIZATION.

NOT VOTING HAS THE SAME EFFECT AS VOTING
“AGAINST” THE PLAN OF CONVERSION AND REORGANIZATION.

VOTING DOES NOT OBLIGATE YOU TO PURCHASE
COMMON STOCK DURING THE OFFERING.

THE PLAN OF CONVERSION AND REORGANIZATION CHANGES OUR FORM OF
CORPORATE ORGANIZATION, BUT WILL NOT RESULT IN
CHANGES TO BANK STAFF, MANAGEMENT OR YOUR
DEPOSIT ACCOUNTS OR LOANS.

If you receive more than one of these reminder mailings,
please vote each Proxy Card received. None are duplicates!

QUESTIONS?
Please call our Information Center, toll-free, at 1-(    )    -     ,
Monday through Friday, 10:00 a.m. to 4:00 p.m., Central time.

PG 1

HAVE YOU VOTED YET?

PLEASE VOTE THE ENCLOSED PROXY CARD!

Our records indicate that you have not voted the Proxy Card(s) we mailed to you.

You may receive a courtesy telephone call. Please feel free to ask questions of our agent.

IF YOU ARE UNSURE WHETHER YOU VOTED, PLEASE VOTE THE ENCLOSED REPLACEMENT PROXY CARD.

YOUR VOTE WILL NOT BE COUNTED TWICE.

NOT VOTING HAS THE SAME EFFECT AS VOTING “AGAINST” THE PLAN OF CONVERSION AND REORGANIZATION.

Your Board of Directors urges you to vote “FOR” the Plan of Conversion and Reorganization.

VOTING DOES NOT AFFECT YOUR HOME FEDERAL BANK DEPOSIT ACCOUNTS OR LOANS.

If you receive more than one of these reminder mailings,
please vote each Proxy Card received. None are duplicates!

QUESTIONS?
Please call our Information Center, toll-free, at 1-(    )    -     ,
Monday through Friday, 10:00 a.m. to 4:00 p.m., Central time.

PG 2

Dear Customer,

WE REQUEST YOUR VOTE.

Not voting the Proxy Card(s) we mailed to you has the same effect as voting “Against” the Plan of Conversion and Reorganization.

IF YOU HAVE NOT VOTED OR ARE UNSURE WHETHER YOU VOTED:
Please take a few minutes to call our independent proxy solicitor firm, Phoenix Advisory Partners. A representative will record your vote by phone. This is the quickest way to cast your vote. You do not need your Proxy Card in order to vote.

If you are unsure whether you voted, don’t worry. Your vote will not be counted twice.

VOTING HOTLINE:
1-(800)     -
DAYS/HOURS:
Monday through Friday
      a.m. to       p.m., Central time

I appreciate your participation.

Sincerely,

Daniel R. Herndon
Chairman, President and Chief Executive Officer

PG 3

HOME FEDERAL BANCORP INC
Of Louisiana

Please join us.

You are cordially invited to an **INFORMATIONAL MEETING** to learn more about the offering of Home Federal Bancorp, Inc. of Louisiana common stock and the business of Home Federal Bank.

Senior executives of Home Federal Bank will present information about the stock offering and answer your questions.

Date
PM
Location
Address

For reservations to our meeting, please call:

Home Federal Bancorp, Inc. of Louisiana Stock Information Center, Toll-Free, 1-(   )___-____, 10:00 A.M. to 4:00 P.M. Central time, Monday through Friday, except bank holidays.

REVOCABLE PROXY

	FOR	AGAINST
1. Approval of a Plan of Conversion and Reorganization and the transactions contemplated thereby pursuant to which, in a series of substantially simultaneous and interdependent transactions: (i) Home Federal Mutual Holding Company of Louisiana will convert from mutual to stock form and merge with and into Home Federal Bancorp, Inc. of Louisiana ("Home Federal Bancorp"), with Home Federal Bancorp being the surviving entity; (ii) Home Federal Bancorp will merge with and into Home Federal Bancorp, Inc. of Louisiana, a Louisiana-chartered stock corporation recently formed to be the holding company for Home Federal Bank, with the new holding company as the surviving entity; and (iii) the outstanding shares of common stock of Home Federal Bancorp (other than those held by Home Federal Mutual Holding Company of Louisiana, which will be canceled) will be converted into shares of common stock of the new holding company pursuant to an exchange ratio.	☐	☐

2. To vote, in their discretion, upon such other business as may properly come before the Special Meeting or any adjournment thereof. Except with respect to procedural matters incident to the conduct of the Meeting, the Board of Directors is not aware of any other such business.

The Board of Directors recommends a vote "FOR" the listed proposal.

The undersigned hereby acknowledges receipt of a Notice of Special Meeting and attached proxy statement for the Special Meeting, prior to signing this proxy card.

If you receive more than one proxy card, please vote all of them. None are duplicates.

Signature(s) x ______________________________ Date: ____________, 2010

Please sign exactly as your name appears on this proxy card. Joint owners need only one signature. If signing as an attorney, executor, administrator, trustee or guardian, please include your full title. Corporate or partnership proxies should be signed by an authorized officer.

▲ FOLD AND DETACH THE ABOVE PROXY CARD HERE ▲

Not voting is equivalent to voting "against" the Plan of Conversion and Reorganization.
Please vote all proxy cards received.

Internet and telephone voting are quick and simple ways to vote, available through 11:59 P.M., Central time, on ________, 2010

Your Internet or telephone vote authorizes the named proxies to cast your votes in the same manner as if you marked, signed and returned your proxy card by mail.

Internet		Telephone		Mail
www.myproxyvotecounts.com Use the Internet to vote your proxy. Have the proxy card in hand when you access the web site. You will need to enter the 14 digit Control Number in the shaded box above. (Each proxy card has a unique Control Number.)	OR	**1-(800) 830-3542** Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will need the 14 digit Control Number in the shaded box above. (Each proxy card has a unique Control Number.)	OR	Mark, sign and date your proxy card and return it in the enclosed Proxy Reply Envelope.

If you vote by Internet or by telephone, you do NOT need to return your proxy card by mail.

A detachable Stock Order Form is on the facing page. →

REVOCABLE PROXY

HOME FEDERAL MUTUAL HOLDING COMPANY
SPECIAL MEETING
_______, 2010

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF HOME FEDERAL MUTUAL HOLDING COMPANY FOR USE ONLY AT A SPECIAL MEETING OF MEMBERS TO BE HELD ON____________, 2010 AND ANY ADJOURNMENT THEREOF.

The undersigned, being a member of Home Federal Mutual Holding Company, hereby authorizes the Board of Directors of Home Federal Mutual Holding Company, or any of their successors, as proxies, with full powers of substitution, to represent the undersigned at the Special Meeting, to be held at the main office of Home Federal Mutual Holding Company, located at 624 Market Street, Shreveport, Louisiana, on ____, ____, 2010, at ____: 00 p.m. Central time, and at any adjournment of said Meeting, and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, as described on the reverse side of this card.

THIS PROXY CARD, PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY CARD, IF SIGNED, WILL BE VOTED "FOR" THE PROPOSAL STATED. IF ANY OTHER BUSINESS IS PRESENTED AT THE SPECIAL MEETING, THIS PROXY WILL BE VOTED BY THE ABOVE-NAMED PROXIES AT THE DIRECTION OF A MAJORITY OF THE BOARD OF DIRECTORS. EXCEPT WITH RESPECT TO PROCEDURAL MATTERS INCIDENT TO THE CONDUCT OF THE MEETING, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

PLEASE PROMPTLY VOTE, SIGN AND DATE THIS PROXY CARD ON THE REVERSE SIDE AND RETURN IT IN THE ENCLOSED PROXY REPLY ENVELOPE OR USE THE INTERNET OR TELEPHONE VOTING INSTRUCTIONS ON THE REVERSE SIDE.

VOTES WILL BE CAST IN ACCORDANCE WITH THIS PROXY. ANY MEMBER GIVING A PROXY MAY REVOKE IT AT ANY TIME BEFORE THE SPECIAL MEETING BY DELIVERING TO THE SECRETARY OF HOME FEDERAL MUTUAL HOLDING COMPANY EITHER A WRITTEN REVOCATION OF THE PROXY, OR A DULY EXECUTED PROXY BEARING A LATER DATE, OR BY VOTING IN PERSON AT THE SPECIAL MEETING.

NOT VOTING IS THE EQUIVALENT OF VOTING "AGAINST" THE PROPOSAL. PLEASE VOTE ALL PROXY CARDS THAT YOU RECEIVE. NONE ARE DUPLICATES.

(Continued and to be marked, dated and signed on the reverse side)

▲ FOLD AND DETACH THE ABOVE PROXY CARD HERE ▲

A detachable Stock Order Form is on the facing page.

HOME FEDERAL BANCORP INC
Of Louisiana

Q&A

Questions and Answers About Our Conversion and Stock Offering

This pamphlet answers questions about the Home Federal Mutual Holding Company of Louisiana conversion and the Home Federal Bancorp, Inc. of Louisiana stock offering. Investing in shares of common stock involves certain risks. Before making an investment decision, please read the enclosed Prospectus carefully, including the “Risk Factors” section.

GENERAL -- THE CONVERSION

Our Board of Directors has determined that the conversion is in the best interests of Home Federal Bank, our customers, our shareholders and the communities we serve.

Q.	What is the conversion and reorganization?

A.	Under our Plan of Conversion and Reorganization, (the “Plan”), our organization is converting from the partially public mutual holding company structure to a fully public stock holding company form of organization. Currently, Home Federal Mutual Holding Company of Louisiana, a mutual holding company, owns 63.8% of the common stock of Home Federal Bancorp, Inc. of Louisiana (“Home Federal Bancorp”). The remaining 36.2% of the common stock is owned by public shareholders. As a result of the conversion, our recently formed holding company, also named Home Federal Bancorp, Inc. of Louisiana, will become the parent holding company of Home Federal Bank, and shares of the new holding company common stock are being offered for sale.

At the completion of the conversion, public shareholders of Home Federal Bancorp will exchange their shares of Home Federal Bancorp common stock for the newly issued shares of common stock of the new holding company, maintaining their approximate percentage ownership in our organization prior to the conversion.

After the conversion is completed, 100% of the common stock of the new holding company will be owned by public shareholders. At the conclusion of the conversion, Home Federal Mutual Holding Company of Louisiana and the present Home Federal Bancorp will cease to exist.

Q.	What are the reasons for the conversion and the offering?

A.	Some primary reasons for converting and raising additional capital through the offering are to: support continued growth and expansion including opening new branch offices, completing acquisitions or diversifying into other financial related activities, and providing enhanced lending capability; give us greater flexibility to access the capital markets through possible future equity and debt offerings (we do not currently have any such plans); and eliminate some of the uncertainties associated with proposed financial regulatory reforms.

Q.	Is Home Federal Bank considered “well-capitalized” for regulatory purposes?

A.	Yes. As of September 30, 2010, Home Federal Bank was considered “well-capitalized” for regulatory purposes.

Q.	Will customers notice any change in Home Federal Bank’s day-to-day activities as a result of the conversion and the offering?

A.	No. It will be business as usual. The conversion is an internal change in our corporate structure. There will be no change to our Board of Directors, management, staff or branches. Home Federal Bank will continue to operate as an independent bank.

Q.	Will the conversion and offering affect customers’ deposit accounts or loans?

A.	No. The conversion and offering will not affect the balance or terms of deposits or loans, and deposits will continue to be federally insured by the Federal Deposit Insurance Corporation, up to the maximum legal limit. Deposit accounts will not be converted to stock.

THE PROXY VOTE

Although we have received conditional regulatory approval, the Plan is also subject to shareholder and customer approval.

Q.	Why should I vote on the Plan of Conversion and Reorganization?

A.	Your vote “For” the Plan is extremely important. Each Home Federal Bank eligible customer as of , 2010 received a Proxy Card attached to a stock order form. These customers’ packages also include a Proxy Statement describing the Plan, which cannot be implemented without shareholder and customer approval.

Our Board of Directors believes that converting to a fully public ownership structure will best support future growth and expanded services.

Q.	What happens if I don’t vote?

A.	Your vote is very important. Not voting all the Proxy Cards you receive will have the same effect as voting “Against” the Plan. Without sufficient favorable votes, we cannot proceed with the conversion and the related stock offering.

Q.	How do I vote?

A.	Mark your vote, sign each Proxy Card enclosed and return the card(s) in the enclosed Proxy Reply Envelope. Alternatively, you may vote by Internet or telephone, by following the simple instructions on the Proxy Card. PLEASE VOTE PROMPTLY. NOT VOTING HAS THE SAME EFFECT AS VOTING “AGAINST” THE PLAN.

Q.	How many votes are available to me?

A.	Depositors are entitled to one vote for each $100 on deposit. Additionally, each eligible borrower will be entitled to one vote, in addition to votes he or she is entitled to as a depositor. However, no customer may cast more than 1,000 votes. Proxy Cards are not imprinted with your number of votes; however, votes will be automatically tallied by computer.

Q.	Why did I receive more than one Proxy Card?

A.	If you had more than one deposit and/or loan account on , 2010, you may have received more than one Proxy Card, depending on the ownership structure of your accounts. There are no duplicate cards – please promptly vote all the Proxy Cards sent to you.

Q.	More than one name appears on my Proxy Card. Who must sign?

A.	The names reflect the title of your deposit or loan account. Proxy Cards for joint accounts require the signature of only one of the accountholders. Proxy Cards for trust or custodian accounts must be signed by the trustee or the custodian, not the listed beneficiary.

THE STOCK OFFERING AND PURCHASING SHARES

Q.	How many shares are being offered and at what price?

A.	Home Federal Bancorp, Inc. of Louisiana is offering for sale between 1,593,750 and 2,156,250 shares (subject to increase to 2,479,688 shares) of common stock at $10.00 per share.

Q.	Who is eligible to purchase stock during the stock offering?

A.	Pursuant to the Plan, non-transferable rights to subscribe for shares of Home Federal Bancorp, Inc. of Louisiana common stock in the Subscription Offering have been granted in the following descending order of priority.

Priority #1 – Depositors with accounts at Home Federal Bank with aggregate balances of at least $50 at the close of business on June 30, 2009;
Priority #2 – Our employee stock ownership plan;
Priority #3 – Depositors with accounts at Home Federal Bank with aggregate balances of at least $50 at the close of business on , 2010; and
Priority #4 – Depositors of Home Federal Bank at the close of business on , 2010 and borrowers of Home Federal Bank as of January 18, 2005, whose loans continued to be outstanding at the close of business on , 2010.

Shares not sold in the Subscription Offering may be offered for sale to the general public in a Community Offering, with a first preference given to natural persons and trusts of natural persons residing in Caddo and Bossier Parishes. A second preference will be granted to Home Federal Bancorp public shareholders as of , 2010.

Shares not sold in the Subscription and Community Offerings may be offered for sale through a Syndicated Community Offering to the general public.

Q.	I am eligible to subscribe for shares of common stock in the Subscription Offering but am not interested in investing. May I allow someone else to use my stock order form to take advantage of my priority as an eligible accountholder?

A.	No...subscription rights are non-transferable! Only persons eligible to subscribe in the Subscription Offering, as listed above, may purchase shares in the Subscription Offering. To preserve subscription rights, the shares may only be registered in the name(s) of eligible accountholder(s). On occasion, unscrupulous people attempt to persuade accountholders to transfer subscription rights, or to purchase shares in the offering based on an understanding that the shares will be subsequently transferred to others. Participation in such schemes is against the law and may subject involved parties to prosecution. If you become aware of any such activities, please notify our Stock Information Center promptly so that we can take the necessary steps to protect our eligible accountholders’ subscription rights in the offering. We urge you to read the enclosed “Office of Thrift Supervision Guidance for Accountholders” for more information on this important topic.

Q.	How may I buy shares during the Subscription and Community Offerings?

A.	Shares can be purchased by completing a stock order form and returning it, with full payment, so that it is physically received (not postmarked) by the offering deadline. Delivery of a stock order form may be made by mail, using the Stock Order Reply Envelope provided, by overnight delivery to the indicated address on the stock order form, or by hand-delivery to Home Federal Bank’s main office, which is located at 624 Market Street, Shreveport, Louisiana. Hand-delivered stock order forms will only be accepted at this location – not at any other Home Federal Bank office. Please do not mail stock order forms to Home Federal Bank.

Q.	What is the deadline for purchasing shares?

A.	To purchase shares in the Subscription or Community Offerings, you must deliver a properly completed and signed stock order form, with full payment, so that it is received (not postmarked) by 2:00 p.m., Central time, on , 2010. Acceptable methods for delivery of stock order forms are described above.

Q.	How may I pay for the shares?

A.	Payment for shares can be remitted in three ways:

(1) By cash, only if delivered in person to Home Federal Bank’s main office.

(2) By personal check, bank check or money order, payable to Home Federal Bancorp, Inc. These will be cashed upon receipt. We cannot accept wires or third party checks. Home Federal Bank line of credit checks may not be remitted for this purchase.

(3) By authorized deposit account withdrawal of funds from Home Federal Bank deposit account(s). The stock order form section titled “Method of Payment – Deposit Account Withdrawal” allows you to list the account number(s) and amount(s) to be withdrawn. Funds designated for direct withdrawal must be in the account(s) at the time the stock order form is received. You may not authorize direct withdrawal from accounts with check-writing privileges. Please submit a check instead. If you request direct withdrawal, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account(s). Also, IRA or other retirement accounts held at Home Federal Bank may not be listed for direct withdrawal. See information on retirement accounts below.

Q.	Will I earn interest on my funds?

A.	Yes. If you pay by personal check, bank check or money order, you will earn interest calculated at Home Federal Bank’s passbook rate from the day we process your payment until the completion of the conversion and offering. At that time, you will be issued a check for interest earned on these funds. If you pay for shares by authorizing a direct withdrawal from your Home Federal Bank deposit account(s), your funds will continue earning interest within the account, at the applicable contract rate. The interest will remain in your account(s) when the designated withdrawal is made, upon completion of the conversion and offering.

Q.	Are there limits to how many shares I can order?

A.	Yes. The minimum order is 25 shares ($250). The maximum number of shares that may be purchased by a person is 50,000 ($500,000). Also, no person, together with associates of, and those acting in concert with such person, may purchase more than 100,000 shares ($1.0 million), in all categories of the offering, combined. More detail on purchase limits, including the definition of “associate” and “acting in concert,” and additional purchase limitations for existing public shareholders of the present Home Federal Bancorp can be found in the Prospectus section entitled “The Conversion and Offering - Limitations on Common Stock Purchases.”

Q.	May I use my Home Federal Bank retirement account to purchase the shares?

A.	You may use some or all funds currently held by you in an IRA or other retirement accounts with Home Federal Bank. However, before you place your stock order, the funds you wish to use must be transferred from these accounts to a self-directed retirement account at an independent trustee or custodian, such as a brokerage firm. If you are interested in using IRA or any other retirement funds held at Home Federal Bank or elsewhere, please call our Stock Information Center as soon as possible for guidance, preferably at least two weeks before the , 2010 offering deadline. Your ability to use such funds for this purchase may depend on time constraints, because this type of purchase requires additional processing time and may be subject to limitations imposed by the institution where the funds are currently held.

Q.	May I use a loan from Home Federal Bank to pay for shares?

A.	No. Home Federal Bank, by regulation, may not extend a loan for the purchase of the new holding company common stock during the offering. Similarly, you may not use Home Federal Bank line of credit checks to purchase stock during the offering.

Q.	May I change my mind after I place an order to subscribe for stock?

A.	No. After receipt, your executed stock order form may not be modified, amended or rescinded without our consent, unless we extend the offering beyond , 2010.

Q.	Will the stock be insured?

A.	No. Like any common stock, the new holding company common stock will not be insured.

Q.	Will dividends be paid on the stock?

A.	Yes. After the conversion, the new holding company intends to pay quarterly cash dividends. The annual dividends are expected to equal $0.24 per share, which dividends will preserve the per share dividend amount that Home Federal Bancorp shareholders currently receive. However, the dividend rate and the continued payment of dividends will depend upon a number of factors, some of which include our capital requirements, our financial condition and our results of operations. We cannot guarantee that we will continue to pay dividends or that they will not be reduced or eliminated in the future.

Q.	How will Home Federal Bancorp, Inc. of Louisiana shares trade?

A.	The present Home Federal Bancorp’s common stock is currently quoted on the OTC Bulletin Board under the symbol “HFBL”. Upon completion of the stock offering, the newly issued shares of Home Federal Bancorp, Inc. of Louisiana common stock will replace the existing shares and trade on the Nasdaq Capital Market under the trading symbol “HFBL”. However, for the first twenty (20) trading days after the conversion, shares of the new holding company will trade under the symbol “HFBLD”.

Q.	If I purchase shares in the offering, when will I receive my stock certificate?

A.	Our transfer agent will send stock certificates by first class mail as soon as possible after completion of the stock offering. Although the shares of the new holding company common stock will have begun trading, brokerage firms may require that you have received your stock certificate(s) prior to selling your shares. Your ability to sell the shares of common stock prior to your receipt of the stock certificate will depend on arrangements you may make with a brokerage firm.

THE SHARE EXCHANGE

Q.	What is the share exchange?

A.	As of the completion date of the conversion, the outstanding common stock of the present Home Federal Bancorp held by its public shareholders will be exchanged for shares of the new holding company common stock. The number of shares of the new holding company common stock to be received by shareholders will depend on the number of shares sold in the stock offering.

WHERE TO GET MORE INFORMATION

Q.	Where can I call to get more information?

A.	For more information, refer to the enclosed Prospectus or call our Stock Information Center, toll-free, at 1 - ( ) - , from 10:00 a.m. to 4:00 p.m., Central time, Monday through Friday. The Stock Information Center will be closed weekends and bank holidays.

This brochure is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

RECORDED MESSAGE
“Hello- This is Jim Barlow, Executive Vice President and Chief Operating Officer of Home Federal Bank, calling with a quick message. Within the next few days, you will receive from us a package or packages asking you to vote on an item of importance to our bank. Please help us by opening the package and voting PROMPTLY. The materials will include a phone number if you have questions. Next week, you may receive a phone call from one of our agents. Feel free to ask questions. Thank you for voting. We appreciate your business and look forward to continuing to serve you as a valued customer of Home Federal Bank.”